NOEL E. GUARDI, ATTORNEY AT LAW
99 ROCKY RIDGE RD., P.O. BOX 381
PINECLIFFE, COLORADO 80471
TELEPHONE: 303-969-8886
FAX: 303-969-8887

March 29, 2007

Mr. Jonathan Schechter
General Counsel
The NIR Group LLC
1044 Northern Blvd.
Roslyn, NY 11576	VIA FAX TO 516-739-7115

Re:	Sale of Convertible Notes and Warrants by Banyan Corporation (“Banyan”) to AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC
Conversion of Notes into Shares
Registration of Shares Issuable on Conversion of Notes
Default on February 14, 2005 Notes
Resale of Restricted Securities
Request for Waiver and Extension

Dear Mr. Schechter:

          I have acted as counsel to Banyan in connection with the Securities Purchase Agreement dated as of November 6, 2004 (the “2004 Agreement”) and the Securities Purchase Agreement dated as of February 8, 2006 (the “2006 Agreement"), between the above-captioned entities (hereinafter collectively referred to as the “Secured Lenders”) and Banyan and the transactions contemplated therein. I have also reviewed the Securities Purchase Agreements dated on or about November 15, 2006, December 15, 2006, January 19, 2007, February 12, 2007, and March 13, 2007 (the “2006-2007 Agreements”) and the transaction contemplated therein.

          Potential events of default under the related Security Agreements include if Banyan fails to pay principal and interest when due (Section 4.1), fails to covert Notes or have shares available for conversion (Section 4.2), fails to have an effective registration in effect covering the resale of the securities underlying the Notes (Section 4.3), or defaults under any of the Notes (Section 4.10) .

          Under the Registration Rights Agreements, Banyan agreed to file with the SEC a registration statement covering the resale of the securities underlying the Notes within 30 days from closing. To date, Banyan has complied with these requirements by registering 788,947,369 shares underlying Notes issued pursuant to the 2004 Securities Purchase Agreement, and 1,200,000 shares underlying Notes issued pursuant to the 2006 Securities Purchase Agreement. In all, Banyan registered 1,988,947,367, not including 96,000,000 shares registered underlying the exercise of Warrants.

AJW Partners, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
3/29/07
Page 2

          Under the 2004 Agreement, Banyan sold an aggregate of $3,000,000 in Notes: $1,200,000 on or about November 14, 2004, $800,000 on or about February 14, 2005, and $1,000,000 on or about May 6, 2005. All the Notes issued pursuant to the 2004 Agreement are due two years from the date of issue. Records indicate that as of January 16, 2007, 788,847,369 shares have been issued to pay $1,841,062.05 in principal and interest with respect to Notes issued pursuant to the 2004 Agreement. Accordingly, all indebtedness pursuant to the $800,000 in principal amount of Notes issued in November 14, 2004, and a substantial portion of the principal and interest incurred pursuant to the $1,200,000 principal amount of Notes due on or about February 14, 2007, have been paid. Without an interest calculation there is no way to ascertain the precise amounts to be allocated among the separate tranches, principal or interest. However, it follows that Banyan has not repaid all the Notes due on or about February 14 or any Notes due on or about May 6, 2007.

          Under the 2006 Agreement, Banyan also sold an aggregate of $3,000,000 in Notes: $2,150,000 on or about February 8, 2006, $85,000 on or about March 31, 2006, $170,000 on or about April 28, 2006, $170,000 on or about May 31, 2006, $85,000 on or about June 30, 2006, $85,000 on or about July 31, 2006, $85,000 on or about August 31, 2006, $85,000 on or about September 29, 2006, and $85,000 on or about October 30, 2006. The Notes issued under the 2006 Agreement are due three years from the date of issue, or beginning February 8, 2009. Records also indicate that as of March 23, 2007, an additional 941,787,943 shares have been issued to the Secured Lender that could prepay $752,745.07 of the $2,150,000 in principal amount of Notes due on or about February 8, 2009. Without an interest calculation the amount of principal and interest remaining is not ascertainable.

          In addition, Banyan sold Secured Lender an aggregate of $1,710,000 in Notes under the 2006-2007 Agreement: $250,000 on or about November 15, 2006, $660,000 on or about December 15, 2006, $300,000 on or about January 19, 2007, $250,000 on or about February 12, 2007, and $250,000 on or about March 13, 2007. The Notes issued under the 2006-2007 Agreement are due three years from the date of issue.

          There are no registered shares available to pay the remainder of the $1,200,000 that are due on February 14, 2007 or the $1,000,000 of Notes due on or about May 6, 2007, and insufficient funds to pay these notes. Accordingly, Banyan does not have the ability to cure a default and requires an extension of time for payment and an extension of time to register additional shares. The failure to pay those notes constitutes a default on all the outstanding Notes, as does the failure to have sufficient shares registered (Sections 4.1, 4.3 and 4.10) .

          Once 788,847,369 shares were issued upon conversion of Notes issued in connection with the 2004 Securities Purchase Agreement (beginning approximately

AJW Partners, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
3/29/07
Page 3

January 11, 2007) and through February 14, 2007, exemption from registration was not available for resale of shares issued in connection with the 2004 Securities Purchase Agreement. The remaining Notes issued pursuant to the 2004 Securities Purchase Agreement were paid for from and after February 14, 2005 -- less than the two years as required by Rule 144(k). In order to avoid a violation of the registration requirements of Section 5 of the Securities Act of 1933, Banyan requests Secured Lenders to agree that the shares issued upon conversion in Purchase Agreement.

          There are only another 258,212,057 registered shares, approximately two weeks supply, available. The probability of having enough registered shares for all the remaining notes is remote. The failure to have sufficient shares registered for resale on conversion will constitute a default once these shares have been issued (Section 4.3) .

          Banyan has not yet registered any shares underlying the 2006-2007 Agreements. This constitutes a default (Section 4.3) . Banyan requires an extension of time to comply with the registration requirements of the 2006-2007 Securities Purchase Agreements.

          Banyan has 5,000,000,000 shares authorized for issuance pursuant to its Articles of Incorporation. Less than 3,000,0000,000 shares remain available for issuance. There can be no assurance that the shares remaining available will be enough to convert more than $5,000,000 in outstanding principal and interest, or to cover the possible exercise of Warrants, another potential default (Section 4.2) .

          Banyan understands that Secured Lender may endeavor to rely on Rule 144(k) for future resales until additional shares are registered. Banyan’s policy regarding removal of the restrictive legend from shares issued in any transaction for which there is no effective registration statement is to require receipt of an opinion of independent counsel in form and substance satisfactory to Banyan. For my information, please forward explanatory material regarding the availability of Rule 144(k) and that may support the notion that Secured Lender is not an “affiliate” of Banyan.

          Banyan has substantially complied with the terms of sale of the securities and repayment, and deserves to have some relief from the technical default provisions of the Notes. At the time all the shares now registered have been converted, the Secured Lenders will have been repaid an estimated $2,750,000. No other Notes will be due until February 8, 2009. In the interim, Banyan will be registering and authorizing additional shares for the Secured Lenders to sell. Even with all these adjustments, the Secured Lenders will be in a good economic position as if all of the Notes issued under the 2004 Agreement were timely paid.

          Accordingly, Banyan proposes as follows:

AJW Partners, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
3/29/07
Page 4

          1. The due date for all Notes issued pursuant to the 2004 Securities Purchase Agreement that remain outstanding as of the date hereof shall be extended through and including December 31, 2008, and default arising from Banyan’s failure to pay such Notes is waived.

          2. Shares issued upon conversion in excess of 788,847,369 registered shares in connection with the 2004 Securities Purchase Agreement are deemed to be issued pursuant to the 2006 Securities Purchase Agreement.

          3. Banyan shall have an extension of time to increase its authorized capital and file a registration statement for shares to be issued on conversion of all outstanding Notes and the exercise of warrants, and default arising from Banyan’s failure to comply with the registration rights agreement is waived if the registration statement is filed within thirty (30) days after Secured Lender makes demand for registration. Banyan shall use its best efforts to cause such registration statement to become effective not later than one hundred twenty (120) days after receipt of such a demand. All other provisions of the existing Registration Rights Agreements that do not conflict with the foregoing extension and waiver shall remain in full force and effect.

          A spreadsheet setting forth the issuance of shares upon conversion of the Notes through March 23, 2007 is attached hereto. An analysis setting forth the date and amount of securities sold, the amount of securities registered for sale, the number of shares converted, and the number of registered shares remaining is also attached hereto.

          Please indicate your acceptance of the foregoing proposals by signing and returning to me a copy of this letter.

Very truly yours,

/s/ Noel Guardi

Noel Guardi, Attorney at Law

AJW Partners, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
3/29/07
Page 5

Proposals 1, 2 and 3 agreed to and accepted this 29th day of March 2007.

/s/ Jonathan L. Schechter
Jonathan L. Schecter, General Counsel to
Secured Lender

/neg
enc. as above
cc:	Michael Gelmon, Chairman of the Board and Chief Executive Officer
	Banyan Corporation	VIA FAX TO 403-287-8804